Exhibit 99.2

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EDITED TRANSCRIPT

WG—Q4 2012 Willbros Group, Inc. Earnings Conference Call

EVENT DATE/TIME: MARCH 07, 2013 / 02:00PM GMT

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Michael Collier Willbros Group Inc—VP, IR

Randy Harl Willbros Group Inc—President and CEO

Van Welch Willbros Group Inc—CFO

CONFERENCE CALL PARTICIPANTS

Andrew Buscaglia Credit Suisse—Analyst

Steven Fisher UBS—Analyst

Jase Scott Johnson Rice and Company—Analyst

Tahira Afzal KeyBanc Capital Markets—Analyst

Dan Mannes Avondale Partners—Analyst

Randy Bhatia Capital One Southcoast—Analyst

Peter Wollman Invesco—Analyst

Steven Folse Stifel Nicolaus Analyst

Jonathan Fite KMS Investments—Analyst

Sharath Reddy Redwood Securities—Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and thank you for standing by and welcome to the Willbros Group’s fourth quarter earnings conference call. During today’s presentation, all parties will be a listen-only mode. Following the presentation, there will be a question-and-answer session and instructions will be given at that time.

(Operator Instructions)

As a reminder, this call is being recorded today, March 7, 2013. I would now like to turn the call over to Michael Collier, Vice President of Investor Relations. Please go ahead, sir.

Michael Collier—Willbros Group Inc—VP, IR

Thanks, Craig. Welcome, everyone, to the Willbros Group conference call. In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros; and Van Welch, our Chief Financial Officer. This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com. A replay will also be available through the phone number provided by the Company in yesterday’s press release.

Information recorded on this call speaks only as of today, March 7, 2013. Therefore, you’re advised that time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts, which address activities, events, or developments the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC.

The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events, or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of March 6, yesterday, and on our website. Now I will turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros. Randy?

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Randy Harl—Willbros Group Inc—President and CEO

Thanks Mike. Good morning, everyone, and thank you for joining us today. In our press release yesterday, excluding an $8.1 million non cash, goodwill impairment charge primarily related to the Hawkeye operations, we reported fourth-quarter net income of $5.2 million or $0.11 per share. Also in the fourth quarter, excluding special items in both 2012 and 2011, operating income for the fourth quarter would have been $15.1 million compared to an operating loss of $7.4 million. Basically, our operating income increased approximately $22 million. This is a major improvement driven by the actions we took, and I will discuss this in more detail in a few minutes. Van will provide details of our financial results in his prepared remarks. First, I would like to review our accomplishments during 2012.

First, I would like to congratulate our employees for the measurable progress made in improving our safety performance. Our collective efforts reduced our total recordable incident rate in 2012 by an amazing 40%. Leadership in safety is demanded by our customers in the communities where we work. It is essential to create an environment where people feel they’re contributing to the betterment of the organization and being recognized for it, creating the right culture to attract and retain the very best talent.

It has been my experience in the engineering and construction business that good safety performance is highly correlated to good performance in other areas of the business including profitability, project management, collection of cash, and customer satisfaction. We are improving in all of these important areas and safety is a standard metric that can be measured across the industry. In general, we are moving the needle in all of these areas and we expect further improvements this year.

Last year we implemented management changes and action plans to turn around our strategic businesses that were underperforming and negatively impacting our results. We added experienced industry leaders and focused our management talent on areas that positively impacted our bottom line performance. I am pleased with the progress we have made to improve many of these businesses, including Downstream Engineering and our Texas utility distribution business. Additionally, our Upstream Engineering, EPC, integrity, and Canadian field services units performed as planned, or better than expected.

We are also making progress to reduce the impact of seasonality in our business. This is evidenced by the sequential revenue growth between the third and fourth quarters, which historically has not been the case. We achieved over $200 million in additional revenue relative to the fourth quarter of last year. We also generated a $22 million operating income improvement from the fourth quarter of 2011. Looking at our segments’ performance for the full year, our Oil and Gas segment increased revenue over 40%. This was driven by growth in our regional offices, increased cross-country pipeline and facilities construction, strong demand for our professional services, including engineering and integrity as well as an uptick in construction and maintenance work in the downstream market.

Our Canada segment also increased revenue by over 40% during 2012 and is on a quarterly track to achieve the $300 million annual revenue run rate that we projected. Last quarter, we believed we had reached an inflection point in Canada and the fourth quarter results validated our belief. Going forward, our business model is aligned with significant opportunities for solid financial performance and future growth. We have reduce the risk in the business, base loading it with recurring services in existing facilities. We are currently providing services to four of the five mine owners and are pursuing opportunities with the fifth one.

In our Utility T&D segment, increased transmission and distribution activity in Texas and the mid-Atlantic, resulted in revenue growth of nearly 30% from 2011. More importantly, adjusted operating income increased nearly $21 million for the year. We expect further improvement as we continue to optimize our cost structure and expand our service offerings to the Utility T&D markets adjacent to our current locations. I would also like to mention that in January 2013, we completed the sale of our subsidiary in Oman. We used the $34 million net proceeds from the sale to pay down a portion of our revolving credit facility.

After Van provides details of our financial results, I will discuss some of our objectives and additional actions we are taking to improve our performance in 2013. Van?

Van Welch—Willbros Group Inc—CFO

Thanks, Randy, and good morning to everyone. For the full year 2012, our revenues from continuing operations increased 38% to $2 billion from $1.5 billion in 2011. We reported an annual net loss from continuing operations of $19 million or $0.39 per share, which includes an $8 million non cash, goodwill impairment charge. Excluding the goodwill impairment charge in 2012 and the $178 million goodwill impairment charge and the $10 million reduction in our contingent earn-out liability in 2011, operating income would have been $29 million compared to an operating loss of $12 million, respectively, a $41 million annual operating income improvement.

Every segment experienced an increase in backlog at December 31, 2012 as compared to the same period last year. Willbros backlog continuing operations at December 31, 2012 increased 7% to $2.2 billion compared to $2.1 billion at the end of 2011. During the same period, our 12-month backlog increased 30% to $1.1 billion compared to $817 million. Our 12-month backlog consists of approximately 72% of time and material and unit rate work with the remainder being fixed-price. With the sale of Oman in January, our 12-month backlog has decreased by approximately $50 million.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Now, a few words on the capital budget. For 2012, our capital spend was $11 million of an original $28 million capital budget. Our approved capital budget for 2013 is $25 million. However, the actual annual spend will be a function of future work commitments and the terms and conditions offered in the equipment rental market. The amounts are expected to be funded through operating cash flows.

Now for tax. For the year ended 2012, we recorded a loss on continuing operations of $12 million. However, we recognized a tax expense on $6 million due primarily to Canadian income taxes and the Texas margin tax. We currently have a US valuation allowance of $52 million against our US net operating loss. This valuation allowance was set up due to previous losses. In the future, upon demonstrating sustainable, annual, taxable income, which will fully utilize our tax asset, this valuation allowance will be removed and a tax benefit will flow through to the income statement.

Now liquidity. Our cash and cash equivalents balance increased from September 30, 2012 by $38 million to $54 million at December 31, 2012. Our total debt increased by $47 million for the same period. The $31 million increase in net debt is attributed to increased working capital needs related to higher sustained levels of business activity. Our DSO decreased to 72 days in the fourth quarter from 77 days in the third quarter of 2012.

In November of 2012, we amended our 2010 credit agreement, which added borrowing capacity and extended the prior agreement’s expiration date until June 2014. At the end of 2012, we had outstanding facility borrowings of $104 million, which includes the pay down in December of $32 million in the 6.5% senior convertible notes that became due and $58 million of letters of credit outstanding against our $175 million revolving credit facility.

In January of this year, we sold our subsidiary in Oman and used the $34 million in net proceeds to further reduce our facility borrowings. We will continue to pursue opportunities to reduce our financial leverage and strengthen our overall balance sheet. The steps may include additional sales of non strategic and underperforming assets including equipment, real property and businesses as well as accessing capital markets to reduce or refinance our indebtedness.

Now guidance. Our financial results are improving quarter-over-quarter and year-over-year, and we expect that trend to continue into 2013. However, we anticipate in Q1 of 2013 a sequential decline in the top line and operating income due to seasonality and inclement weather impact in our East Coast, Midwest, and Texas operations. We anticipate annual revenues from continuing operations to be in the range of $1.9 billion to $2.1 billion. This forecast anticipates growth in our existing businesses, which more than replaces the $184 million of revenue associated with the Hawkeye and Oman businesses.

Our effective tax rate for the Company is anticipated to be between 10% to 15%. Our federal US tax rate is expected to be zero in 2013 as we will use our net operating losses carry forward to offset our US earning. The major components of our 2013 effective tax rate will be the Texas margin tax and the Canadian income tax. Finally, we anticipate reducing our total debt by $50 million to $100 million by the end of 2013.

In closing, we are pleased to report that we have fully remediated the previously reported material weakness in our internal controls related to income taxes during the fourth quarter. As a result of this, we have significantly improved our controls and tax reporting and we will not incur the costs associated with this remediation again in 2013. I will now turn the call back to Randy for additional comments. Randy?

Randy Harl—Willbros Group Inc—President and CEO

Thanks, Van. I am confident about our prospects in 2013 and believe we will continue to improve the profitability, consistency, and predictability of the results we deliver. Willbros has demonstrated its ability to grow revenue in 2012, our top line increased nearly 40% from the year before. Our challenge is to convert our backlog into greater operating income through profitable and safe execution of all our projects and services. Our key objectives this year are to continue to improve our operating results and our financial flexibility by generating better margins and improved cash flow.

Last year we took actions to improve our performance by focusing on our underperforming businesses with an objective to either improve them or exit. This year we will continue to analyze the performance of our business units, and since we are beginning from a higher base, we expect our overall results to continue to improve. In 2012, we had some notable project failures, but we also had some spectacular project success stories. In 2013, we want to build on our successes and eliminate poor performance.

We will continue to improve project management by investing in our people with better training programs and by adding to our pool of talented project managers with experienced people from the industry. We have also implemented a graduate development program and are attracting recent college graduates to join the Willbros team. We will also continue to strengthen our balance sheet and plan to further reduce our debt. We expect to reduce debt through additional asset sales and with positive operating cash flow. Here’s what you should expect this year — continued focus on improving safety performance, additional debt reduction of $50 million to $100 million, improved profitability in all our segments, and finally, increased investment in the development of our people. Operator, we will now take questions.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you very much.

(Operator Instructions)

Jamie Cook, Credit Suisse.

Andrew Viscelli—Credit Suisse—Analyst

This is Andrew [Viscelli] on behalf of Jamie Cook. Congrats on good quarter. You guys talked about Q1 being — seeing a sequential decline and you cited some seasonality — or weather there, but you also said earlier that you’re making efforts to dampen seasonality. Excluding weather, would we normally have seen an up quarter in Q1 and then trending upwards throughout the year there?

Randy Harl—Willbros Group Inc—President and CEO

Well, I think, Andrew, Van was trying to give you a little insight into what we have already seen in 2013. I think everyone knows it’s been a little tough on the east coast, midwest and even in Texas from a weather standpoint. We do work outside, so the seasonality piece of it, the weather issue, is something that we hope is right down the middle in terms of average, but it seldom is. That guidance is, I think, probably not unexpected by people who are watching the industry. While we have rebalanced the model, so that we take a lot of those lows out of the business. The kind of business we’re in we’ll still have some impact. I am really proud, though, of — that if you think about that guidance, it still is a huge improvement from where we have been in the past and we’re continuing to do build on the great Q4 that we had in 2011, the better Q1 in 2012. I think the model’s proven itself out to be something that takes those extreme lows out of our business and really puts us on the launching pad to head into Q2 and Q3, which are historically our strongest ones, in a lot better position that we’ve ever been. So, I am very optimistic about where we are.

Andrew Buscaglia—Credit Suisse—Analyst

Thanks, that’s helpful. Along those lines, specifically within the Canada segment, looking historically it’s sort of hard to see any form of a trend. Can we assume that 2013 margin move along the lines of where they were in Q4, along the mid single-digit range, or do you have any other guidance you can get us there?

Randy Harl—Willbros Group Inc—President and CEO

Well, I think you need to go back, Andrew, to what we said about Canada all last year. We expected Canada to come out of the box last year pretty strong, had a couple of things that happened to us, some delayed work. A couple issues on projects that delayed that a bit. Back to my remarks, when we hit Q3 and broke in to profitability, even though it was delayed from what we thought, we started to see the numbers come through that we had expected. What you see in Q4 is what we expected to happen a bit earlier in 2012. Yes, we do expect that and better as we go forward. Canada is going to be one of our better performing units from a margin standpoint. So, look for that to improve as we get into 2013.

Andrew Buscaglia—Credit Suisse—Analyst

All right. Thanks, guys. Congrats again.

Operator

Steven Fisher with UBS.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Steven Fisher—UBS—Analyst

Randy, how should we think about the large diameter bidding season and how many projects there are out there in the marketplace to pursue right now? And then maybe since we are already almost well into March, how the first quarter is looking?

Randy Harl—Willbros Group Inc—President and CEO

Well, I will let Van comment on the first quarter, if he wants to add anything to what he’s already said. The large diameter market, remember, Stephen, is not — 24-inch is large diameter now, so we have moved down a bit in terms of the size of pipe that we’re seeing out there. The marketplace has become smaller in terms of its size, even though the number of feet, the number of miles that will get installed this year, we expect to go up. We’ve seen that trend continuing over the last couple of years, but it takes a lot more of that to make the same revenue. To give you a bit of view into the bidding activity, we currently have bids that are either submitted or about to be submitted of over 1,000 miles of pipe, so there is — the activity is robust. The competition for that is equally robust. There are a lot more players in the smaller pipe market.

We’ve demonstrated our ability to go into the market, be selective, find the projects where we are advantaged, for one reason or another, and still making the margins that we need for our business. I think the wisdom of our regional strategy is really beginning to appear now. We’re seeing a balance between our regional offices and what we’re doing in the oil patch as well as the smaller pipelines that are associated with the drilling and increased production out there in the shale plays start to be a benefit to the Company. The market is smaller, but very robust. We have ample bidding opportunities to fill our sack and are right out there in the mix making that happen. Van, you want to comment on the first quarter?

Van Welch—Willbros Group Inc—CFO

Sure. Steve,—

Steven Fisher—UBS—Analyst

And first quarter just, Van, sorry, the clarify was around bookings. I know you already commented on the seasonality of earnings.

Van Welch —Willbros Group Inc—CFO

Yes, I think that — the seasonality, certainly, the pipeline space is one area that does have that seasonal aspect to it. We are kind of following the same trend as in previous years that the first part of Q1 will have reduced activity in that particular space. That’s one of the reasons that sequentially we are pointing toward revenue declined.

Randy Harl—Willbros Group Inc—President and CEO

So, Steve, on the bookings we came into 2013 in a little bit better shape than we have ever been in the cross-country pipeline business in that we had a couple of larger projects that didn’t finish in Q4. It had actually been planned to continue into Q1 of this year, so we’ve had those to work on. We are picking our spots in terms of where we’re putting a lot of effort to win new work. There’s not really anything that I can tell you about wins for that cross-country pipeline business in Q1. I think what you have, the take away, is that there is this 1,000 miles that we have bid, so that gives us the opportunity now to fill our sack for Q2 and Q3. In the next few weeks, we ought to have better visibility on that.

Steven Fisher—UBS—Analyst

Great. Thanks. And then I guess for Van, how should we think about an interest expense for 2013, and particularly the second half versus the first half? I know there’s going to be some moving parts there with potential debt reduction but also some rate increases. How should we think about interest expense in the first half versus second half?

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Van Welch—Willbros Group Inc—CFO

Steven, I would expect that the first half’s going to be running a bit higher than the second half. We ended the year around $300 million total debt. We took that debt down further, as I mentioned, on the Omani proceeds. We’re going to continue, as we talked about in the guidance, of a further debt reductions. I would look at, if you look at the guidance, we ought to be into the $200 million to $250 million range in terms of total debt. I also mentioned in the prepared remarks about the accessing of the market. We’re going to be — we’re currently evaluating options right now in terms of looking at our credit facility. Our credit facility is going to become current on July 1 of this year as well as our term loan. It’s our practice that we do something prior to that. What’s being offered out there in the markets, there’s a high-yield market and other types of debt, it’s a pretty good time to go out and to entertain that. So, we’re evaluating that with our advisors currently. I would expect that we’ll get something done prior to that debt and credit facility becoming current.

Steven Fisher—UBS—Analyst

Great. Thank you.

Operator

Jase Scott, Johnson Rice and Company.

Jase Scott—Johnson Rice and Company—Analyst

Just some more on the debt, your debt reduction target of $50 million to $100 million, now I understand you guys sold Oman, put $34 million towards that, but taken the midpoint of your debt reduction guidance, assumes a $40 million of debt reduction, I was just curious, do you think the sale of Hawkeye gets you there? Or do you think that you’ll need to do something else to get to that midpoint?

Van Welch—Willbros Group Inc—CFO

Well, I mean, certainly, and we’re in the process, just on Hawkeye just as a note. We are talking to interested parties. We do have a data room and we do have an investment banker that’s given us advice. I don’t want to tip a hand in terms of price there, but I will tell you that if you look at the net book value of the assets, it’s around $38 million. I would say the fair market value of that is probably higher just from a straight value of assets. I’ll leave it at that.

Jase Scott—Johnson Rice and Company—Analyst

I figured I’d try. How is the Utility T&D market in Texas? Do you think you’re going to expand geographically outside of Texas now that you’re getting out of the northeastern market, or where do you see that business going?

Randy Harl—Willbros Group Inc—President and CEO

You’ve seen the announcement of awards with Xcel. I think that ought to be an indication to you that we can go out there in the marketplace and be successful. We have grown our business with Oncor on the CREZ work where we have more than 1,000 people and the equipment that it takes to support those 1,000 people working on the completion of the CREZ work this year. That will complete at various times during the year allowing us to go out and pursue additional work with Oncor. Their budget is quite robust over the next several years. As well as with other utilities in Texas and the surrounding states. There are a number of even additional CREZ opportunities that we see out there with other customers, so we see no downturn in this year or next year, with regard to what we expect to generate in terms of revenue in the transmission business.

I think the storm activity we had this year has allowed us to get out there with other utilities close to the service territory of Oncor and establish relationships that will allow us to start to pursue some MSA — additional MSA work with those utilities. We are very, very optimistic about our ability to not only grow that business but to continue to improve its profitability as we’re able to bid into what is somewhat of a resource constrained industry at the moment.

Jase Scott—Johnson Rice and Company—Analyst

Okay, thanks, guys. I will turn it back.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Operator

Tahira Afzal, KeyBanc.

Tahira Afzal—KeyBanc Capital Markets—Analyst

I guess my first question is in regards to your pipeline business. You guys done a great job there. Could you give us, give me a break up or a macro view of where you are regionally now in terms of the difference basis in terms of your exposure and hence a slight break down between your pipeline work which is liquid-based versus gas and also perhaps maybe a couple of the key lines that you are working with?

Randy Harl—Willbros Group Inc—President and CEO

Okay, Tahira, let me start with — I think it’s important to go back a couple years in history. We started expanding this business three years ago in the Haynesville. Then, we made the acquisition of InfrastruX, which put us clearly in the Permian Basin in New Mexico. We got some very good experience, built a base, and started to see some success with those moves. The Eagle Ford came along, so we’re strongly there today, with engineering, construction, as well as our electrical distribution business is also working in the Eagle Ford, because power is required out there every time you drill a new well. You not only have to hook it up, but in many cases electrical power is required, so that’s another opportunity for us.

The Barnett, while you might think that it’s old and I’ts maybe over, there’s still an awful lot of work in our engineering business in Fort Worth, as well as our construction business in Ponder, Texas, in North Texas addresses the Barnett as well as on up into Oklahoma into those plays there. We have been steadily building the presence that we have in Pittsburgh, opened an office last year in Cambridge, Ohio to address the Utica. So, we’re clearly pursuing and have a pretty large presence today in Ohio as well as in Pennsylvania and then over to North Dakota. The Bakken has been an opportunity for us to build on the resources that we’ve had in Wyoming in the Powder River basin, the Niobrara has begun to be very robust for us. We’ve gone from zero to more than 500 people in that basin in the last year, so that’s been a real success story for us.

As these new plays come on the screen, we recognize that we need to get there early. We have the capabilities to provide our customers with good, safe operations at a good price. That business has grown from really a startup to a run rate in Q4 of this year to more than $300 million. So, it’s been very good for us. The way I think about the rest of that question is, I talked about seasonality a little bit earlier and why we wanted to get into some of these things that reduced the impact of that on our business a bit, I think we’re now looking into balance. It’s about 50/50 between these regional plays, which are everything from hooking up wells, building small gathering systems, to the smaller diameter pipelines that move these liquids and gas either to market or to processing facilities. So, it’s about a 50/50. That’s what we saw a little more weighting in 2012 to the cross-country pipeline business. I think we could see the regions exceed that this year as we continue to grow that business as well.

Tahira Afzal—KeyBanc Capital Markets—Analyst

Thanks very much. That was very helpful. My second question is really in regard to pricing, et cetera. Some of the larger E&C companies have recently really slipped up on execution because a lot of resources are getting tight, particularly in the Gulf Coast area. Could you talk a bit about your capacity and really whether costs are going up, if you are in the position to really pass the price on at this point? If you look at the oil and gas margin, slightly lower than what you had guided to in third quarter, if you can guide us to a type of trajectory of those margins going forward? That would be helpful as well. Thank you.

Randy Harl—Willbros Group Inc—President and CEO

Well, Tahira, I think that if you look at the macro, the opportunity for some pricing improvement, I think is there. When you get a little bit below the surface, there’s still an awful lot of competition for the work that we see out there regardless of which market in the pipeline business that we look at. So, execution really is a premium. Our focus has been on improving our execution so that we can deliver better market margins from a market that is still very, very competitive. What you saw in Q4 of this last year were some of the things that impacted those margins and where our focus has been. That is an improvement of operating performance in the regions, and I think that’s where the improvement in 2013 is going to come from. We have added a lot of management expertise and talent into that business. We’ve demonstrated the ability to grow the top line, but I think what you should see in 2013 is a big improvement in what that business will bring to the bottom line.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

So, a lot of the deterioration that you saw in the oil and gas margins in Q4 really flowed out of a couple of projects that we had in the regions that weren’t as good as we had hoped that they would be, as well as just some of the growing pains that you get when you put that much new revenue, additional revenue in. If you look at what I mentioned in the Niobrara, going from zero to 500 people is a big growth. We’ve been able to grow that revenue. Now, we are focused on improving the profitability. We have a great revenue engine and we add that to I think the finely tuned cross-country pipeline business that we have and I think you’ll see margin rebound in that oil and gas business back to some of the numbers that we’ve seen in the past.

Tahira Afzal—KeyBanc Capital Markets—Analyst

That was very helpful. Thank you very much.

Operator

Dan Mannes, Avondale.

Dan Mannes—Avondale Partners—Analyst

A couple quick thoughts. First, on the Downstream business, can you give us maybe a little bit of color how that played out in the fourth quarter and what you’re seeing in terms of opportunities going forward, both on the engineering and on the construction side?

Randy Harl—Willbros Group Inc—President and CEO

Hold on, on the engineering side, Dan, we were profitable in nearly every month in Downstream Engineering in 2012. That business, we’re really pleased with our people, the effort that they put into that business and their ability to completely turn around what was really a perennial $1 million dollar quarter loser into a net positive. I mentioned that in my remarks. What we see for the engineering side of it is continued growth. The low natural gas prices have really stimulated the petrochemical industry here on the Gulf Coast. Refining has been a bit better, and so we’re optimistic that, that will flow down in terms of additional projects for construction, for our construction forces. We also saw a good turnaround season in the Downstream, and so it was an improvement over previous quarters. That continued to look good. We see that getting better going forward. Opportunities for our shops in Tulsa, Oklahoma are strong. We are looking at Downstream as though we have seen the bottom and have seen an inflection point here where we will continue to see that improve.

Dan Mannes—Avondale Partners—Analyst

Sounds good. And then real quick switching over to Hawkeye. Obviously, you’ve moved it down into discontinued operations. It looked like it was about a $10 million hit in the fourth quarter. I was just wondering, did anything unique happen there, or is this — it’s hard to tell from the outside if maybe things got materially worse during the quarter? Or is part of that is just the accounting wise of moving it to disc-ops?

Van Welch—Willbros Group Inc—CFO

Dan, this is Van. We reported — if you look at it from an operating loss standpoint, it’s about $9.4 million associated with Hawkeye. We did have further deterioration that we reported in Q4 on a project in Maine. That loss we are hoping to recoup with a change order that we’re currently talking about with the client. We did have some project deterioration in Q4.

Randy Harl—Willbros Group Inc—President and CEO

But I would say, Dan, the way to think about that is, what led us here is the performance of the business has not been good over the last couple years, and so while we have made a lot of cost reductions and a lot of modifications to the business, that trend that we’ve seen out there in the past was still there. The unusual thing is the project in Maine, and as Van said, we’re optimistic that we’re going to be able to work with the customer there, get a change order for what’s happened in the past and find a path forward that allows that project to return to somewhere near as-bid numbers.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Dan Mannes—Avondale Partners—Analyst

Okay. Got it. Thank you very much.

Operator

Randy Bhatia, Capital One Southcoast.

Randy Bhatia—Capital One Southcoast—Analyst

If I could, just to kind of combine some of the points that were brought up in the last couple questions. It doesn’t sound like you’re seeing as much resource constraint as some of the other competitors in your space. Can you comment specifically on what you’re seeing in the labor market along the Gulf Coast and how it impacts your thinking on bidding new work in downstream as well as in oil and gas?

Randy Harl—Willbros Group Inc—President and CEO

Well, I think, Randy, you have to look at it segment by segment. If I told you that labor wasn’t constrained in the transmission construction business or the electrical distribution business, that’s not what I intended to do, because it is very tight. So, what we’re seeing there are great opportunities for margin expansion for both distribution as well as transmission. On the pipeline side of the business, while resources are tight, they’re not as constrained. We’re not seeing impact, yet, in terms of being able to take on the work and operate at the level that we have forecasted. So while it’s tight, it’s not to the point where we can’t find enough people to fill the needs that we have. On the downstream side, our business along the Gulf Coast is fairly small.

Again, on that we’re able to find the people that we need. When I look into 2013, I don’t believe labor, craft labor, is going to be the thing that really throttles our ability to grow the business. It’s different in different parts of our business. Engineering has become tighter. There’s a lot of competition for the engineering talent that’s out there, but we’re still, at this point in time and for the foreseeable future, able to get the talent that we need to grow our business.

Randy Bhatia—Capital One Southcoast—Analyst

Great. Thank you. And if I could, just to switch back to Canada for a second. Rev’s, in Canada, obviously growing significantly, you referenced the $300 million run rate for 2013. How much of that is through MSAs? Is it the vast majority? I’m just trying to get to how to get how to think about bookings in Canada going forward and what that revenue profile could look like going out a year or two?

Randy Harl—Willbros Group Inc—President and CEO

I don’t think we have that number exactly. A lot of it is MSA kind of work. If you want to follow back up with us, Van can get that number for you, Randy, but it’s just I think fair to say that what we’ve worked on is reducing the risk that we have. We don’t find in our backlog any of those lump sum pumping stations and other things that have been issues for us in the past. We are doing a lot of work on the mine sites on existing facilities where we don’t have that lump sum risk. We have some unit price work and that has a bit more risk than just straight reimbursable.

I’ll go back to the beginning of last year, one of the things that we did in Canada was invest in people and systems and processes so that we could be more predictable in that market. I think that’s what you’re seeing come to fruition now is the impact that those folks and our systems are having on the performance of the work. I view that growth that we saw, that big jump, in Canada in Q4 and then the resulting profit that came from that as the payoff for that investment and some of the pain that we had to take earlier in 2012.

Van Welch—Willbros Group Inc—CFO

Randy, this is Van. Mr. Harl gave me a little time to check my notes. It’s about 60% is MSA work in terms of our total backlog, that 12-month backlog would be somewhere around 30%.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Randy Bhatia—Capital One Southcoast—Analyst

Okay. So, in order to maintain that kind of $300 million run rate, you’re still looking at a bookings environment that can support that?

Randy Harl—Willbros Group Inc—President and CEO

The bookings environment is even more robust than the one that took us here, Randy.

Randy Bhatia —Capital One Southcoast—Analyst

Got it.

Randy Harl—Willbros Group Inc—President and CEO

We have some very significant opportunities out there on the horizon in Canada. We’re pursuing those at the moment. So, I think that you’re going to be really pleased with what we do in Canada.

Randy Bhatia—Capital One Southcoast—Analyst

Right. Thanks. Nice quarter.

Randy Harl—Willbros Group Inc—President and CEO

Thank you.

Operator

Peter Wollman, Invesco.

Peter Wollman—Invesco—Analyst

Most of my questions have been answered. Let me just ask, I might have missed this, but can I get the availability on the revolver, post the use of the proceeds from the Oman transaction?

Van Welch—Willbros Group Inc—CFO

You talking about the availability on the draw, on the revolver draw?

Peter Wollman—Invesco—Analyst

Yes, how much availability do you have on the revolver?

Van Welch—Willbros Group Inc—CFO

If you look at post the Oman net proceeds that we paid down, we have available — we had $25 million available previous to that and in terms of total draw, we would have that $25 million plus about another $16 million.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Peter Wollman—Invesco—Analyst

Okay. So about $41 million?

Van Welch—Willbros Group Inc—CFO

Yes.

Peter Wollman—Invesco—Analyst

Great. Nice quarter. Thanks you guys.

Randy Harl—Willbros Group Inc—President and CEO

Thank you.

Operator

Noelle Dilts, Stifel Nicolaus.

Steven Folse —Stifel Nicolaus—Analyst

Hi, this is actually Stephen on for Noelle. Just a quick question. You guys talked about some weather issues even down in Texas. With the normal seasonal downturn, do you guys still expect to remain profitable in the oil and gas segment, one, in the first quarter?

Van Welch—Willbros Group Inc—CFO

I think, Steven, it’s certainly going to be challenging, but I would expect that we will be profitable. There will be challenges associated around that seasonality. Mostly around non cash events, under utilization of mats equipment, things of that nature, that’s going to come into play as well as under utilized resources for the first month or two here in the quarter. The regional, as we’ve talked about, there was a little bit of margin decline that we saw. Some of those projects are going to carry over, in Q4 some of those projects that carry over into Q1. I believe we will squeak out a operating income in Q1 in oil and gas.

Steven Folse—Stifel Nicolaus—Analyst

Okay, great. Thanks a lot.

Operator

Jonathan Fite, KMS Investments.

Jonathan Fite—KMS Investments—Analyst

Great quarter.

Randy Harl—Willbros Group Inc—President and CEO

Thanks, Jonathan.

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Jonathan Fite—KMS Investments—Analyst

Just a quick question going back to your expectations to renew the credit facilities and the term loans before those move current. As Q1 of ‘12 rolls off, kind of trailing so far, and you guys look forward to Q1 of ‘13 and your debt pay down plans, is it fair to assume that from a debt-to- EBITDA perspective, you would be well below the 3.0 metric that you guys have had some waivers for a while now?

Van Welch—Willbros Group Inc—CFO

Jonathan, let me just point to what I said earlier. We are looking at not only year-over-year improvement but quarter-over-quarter improvement in 2013. That is certainly going to be the case in the first quarter this year compared to first quarter last year. Along with that, we paid down the debt of $34 million further in Q1 from Q4. So, a combination of further debt reduction in Q1 as well as an LTM improvement from Q1 ‘13. We expect to be well below the covenant requirement, which is 3.25 in Q1. We expect to be well below that covenant requirement.

Randy Harl—Willbros Group Inc—President and CEO

That improvement that we’re seeing there is important really for a lot of reasons, but that improving balance sheet just improves our ability to continue to be more attractive to not only the financial institutions but to our customers. An improving balance sheet, positions us to go out there and take on bigger projects. While we haven’t really been impacted by the situation that we’ve been in, coming off of what I consider to be the low point last year and into this year, but with this improving balance sheet, this positions us to really take advantage of what is a very, very good market for our products and our services out there in the marketplace.

Jonathan Fite—KMS Investments—Analyst

And so as you move into those negotiations Q2 early, or into Q2, (technical difficulties) — the dramatic improvement of the terms? Or that’s kind of a negotiation position that you guys are looking at?

Van Welch—Willbros Group Inc—CFO

Well, I think you got to look at what the market’s going to give you out there, and the market’s very favorable. The debt market’s very favorable, currently. That’s certainly one of the things that we’re evaluating right now, and based on my previous remarks, is that certainly we want to get something done before it becomes current. That’s one. Two, the markets out there are very favorable right now in terms of the debt market.

Jonathan Fite—KMS Investments—Analyst

Great. Thanks, fellas. Keep up the good work.

Operator

Sharath Reddy, Redwood Capital.

Sharath Reddy—Redwood Securities—Analyst

Hi, thank you very much for taking my question. Most of them have been answered. Just very quickly, two things. What was the actual revolver outstanding at the end of December 31? The second question is just, was Oman in discontinued operations at the end of Q4, also?

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MARCH 07, 2013 / 02:00PM GMT, WG - Q4 2012 Willbros Group, Inc. Earnings Conference Call

Van Welch—Willbros Group Inc—CFO

Let me answer your second question first. In terms of Oman, it was not in disco operations in December 31. It will be going forward. To give you a little clarity I guess around that, Oman did about — if you look at it on pro forma, Oman did about $75 million worth of revenue in 2012, about $16 million worth of revenue in Q4. Generated about $6.4 million of operating income for the year and about $1.4 million operating income in the quarter. We did not include that in disco. Mostly around — if you look at the rules associated around disco, you have to have commitment to a plan and a strong likelihood that, that plan’s not going to be changed. We didn’t put Oman in disco because all though it was non strategic, it was certainly performing. We had to be opportunistic in whether we were going to complete that sale or not.

Van Welch—Willbros Group Inc—CFO

Hawkeye’s a little different story. Hawkeye, we are committed to a plan. It’s actually been approved by our Board, that plan commitment. We are certainly pointing in all directions to complete that sale. So, Oman was not in our Q4 results. Excuse me. Oman was included in our Q4 results. Sorry, Steven.

Sharath Reddy—Redwood Securities—Analyst

Just what was the actual revolver draw at December 31?

Van Welch—Willbros Group Inc—CFO

Looking at the overdraft draw was about $12 million.

Sharath Reddy—Redwood Securities—Analyst

Okay. Thank you very much.

Operator

That will conclude our question-and-answer session for today. Ladies and gentlemen, we do thank you for your participation on today’s call. You may now disconnect your lines.

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